United States securities and exchange commission logo





                    October 19, 2021

       Kyle S. Ramachandran
       President & Chief Financial Officer
       Solaris Oilfield Infrastructure, Inc.
       9811 Katy Freeway, Suite 700
       Houston, Texas 77024

                                                        Re: Solaris Oilfield
Infrastructure, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 15,
2021
                                                            File No. 333-260289

       Dear Mr. Ramachandran:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jessica Lewis